[Hartford HLS Series Fund II, Inc.]

Sub-Item 77C: Submission of matters to a vote of security holders.

The following proposals were addressed and approved at a special meeting of shareholders held on September 7, 2005.

1. Proposal to Elect the Following Individuals as Directors:

Hartford HLS Series Fund II, Inc.

Nominee   For    Withhold
Lynn S. Birdsong 201,282,529.631  11,074,001.849
Robert M. Gavin, Jr. 201,153,852.994  11,202,678.486
Duane E. Hill  201,330,920.885  11,025,610.595
Sandra S. Jaffee 201,257,697.537  11,098,833.943
William P. Johnston 201,224,056.100  11,132,475.380
Phillip O. Peterson 201,363,823.041  10,992,708.439
Thomas M. Marra  201,340,103.218  11,016,428.262
Lowndes A. Smith 201,394,516.040  10,962,015.440
David M. Znamierowski 201,169,334.091  11,187,197.389

3.   Proposal to Revise the Fundamental Policy Regarding Investment Concentrations within a Particular Industry

      For  Against  Abstain
Hartford Blue Chip Stock HLS Fund    8,124,242.939   363,729.281   512,043.153
Hartford Capital Opportunities HLS Fund   1,891,185.300    101,212.642    70,559.242
Hartford Growth Opportunities HLS Fund  32,486,845.893 1,399,286.309 1,739,167.851
Hartford International Stock HLS Fund   6,243,703.142   243,566.679   397,610.599
Hartford LargeCap Growth HLS Fund   7,261,786.885   220,996.517   236,978.017
Hartford MidCap Stock HLS Fund    4,040,036.479   230,656.140   211,910.957
Hartford SmallCap Growth HLS Fund  34,570,234.750 1,355,799.146 1,854,454.896
Hartford SmallCap Value HLS Fund   5,489,503.266   369,777.097   232,177.425
Hartford U.S. Government Securities HLS Fund 64,753,411.722 8,103,043.933 3,998,924.966
Hartford Value Opportunities HLS Fund  23,572,350.268 1,079,199.851 1,202,136.135